Exhibit 10.2

IES HOLDINGS, INC.

2006 EQUITY INCENTIVE PLAN

PERFORMANCE CASH UNIT AWARD AGREEMENT

THIS PERFORMANCE-BASED PHANTOM CASH UNIT AWARD AGREEMENT (“Agreement”) is made and entered into as of June 6, 2016 (“Grant Date”) by and between IES Holdings, Inc. (f/k/a Integrated Electrical Services, Inc.), a Delaware corporation (“Company”), and Thomas Santoni (“Participant”) pursuant to the terms and conditions of the Company’s Amended and Restated 2006 Equity Incentive Plan dated as of February 9, 2016 (“Plan”), in respect of 30,000 Performance Cash Units.

Section 1. Performance Cash Unit Award. This Agreement governs an Award of Performance Cash Units pursuant to the Plan as a Performance Award under Section 7(e) of the Plan. Each Performance Cash Unit represents a contractual right to receive $20 in cash, subject to the satisfaction in full of the performance conditions specified herein and the other terms and conditions set forth in this Agreement. All capitalized terms not defined herein without separate definition shall have the meaning set forth in the Plan.

Section 2. Vesting Requirements. Except as otherwise provided below, the vesting of all (or, to the extent specified, any portion) of this Award shall be subject to the satisfaction of the performance conditions set forth in each of subsections A and B below, as applicable, and, in each case, to the service condition set forth in subsection C of this Section 2. The performance targets applicable to this Award are established to incent the Participant and other key executives or officers of the Company to cause the Company to achieve superior growth, over the applicable performance periods, in the Company’s net income and the market value of the Stock:

A.	Net Income Before Taxes (“NIBT”) Target.

The vesting of seventy-five percent (75%) of the Performance Cash Units subject to this Award (the “NIBT Award Amount”) (or 22,500 of the total 30,000 Performance Cash Units granted hereunder) shall be conditioned upon the satisfaction of a performance vesting requirement relating to the Company’s net income over a particular period: the amount by which the NIBT Award Amount vests shall be based on the Company achieving certain levels of cumulative net income before taxes for the period beginning on the Grant Date and ending September 30, 2018, as reported in the Company’s annual financial statements for each of fiscal years 2016, 2017 and 2018, adjusted to exclude the impact of the accounting charge for any performance-based phantom stock units granted in Fiscal Year 2016 and the effect of any Extraordinary Items (the “Cumulative NIBT”). For purposes of the calculation of Cumulative NIBT, “Extraordinary Items” means, as determined in sole discretion of the Committee, any item of income or expense that, taking into account the environment in which the Company operates, (i) possess a high degree of abnormality and are of a type unrelated (or only incidentally related) to the Company’s ordinary and typical activities and (ii) are not reasonably expected to recur in the foreseeable future.

The table set forth in Section I of Annex I sets forth the percentage, if any, of the NIBT Award Amount that shall be deemed vested based on achievement of certain Cumulative NIBT levels, and as such the percentage as to which the Participant shall be deemed to have satisfied the applicable performance conditions at those Cumulative NIBT levels.

Any such vesting of the NIBT Award Amount shall remain subject to the satisfaction of the Service Condition described in Section 2.C.

B.	Stock Price Target.

The vesting of the remaining twenty-five (25%) percent of the Performance Cash Units subject to this Award (the “Stock Price Hurdle Amount”) (or 7,500 of the total 30,000 Performance Cash Units granted hereunder) shall be conditioned upon the extent to which the Company achieves a certain Stock Price Hurdle (as defined below) during the period between the Grant Date and December 15, 2018 (the “Measurement Period”).

The performance conditions applicable with respect to the Stock Price Hurdle Amount shall be satisfied if the average closing prices of the Stock during any period of 20 consecutive trading days beginning and ending during the Measurement Period (the “Average Stock Price”), at least equals the Stock price set forth in the table in Section II of Annex I (as the same may hereafter be adjusted pursuant to Section 5). Subject to the satisfaction of the Service Condition described in Section 2.C below, the percentage of the Stock Price Hurdle Amount that shall be payable will be based upon the highest Average Stock Price achieved in the Measurement Period, regardless of the closing prices of the Stock at the end of the Measurement Period.

C.	Service Vesting Requirement. Except as otherwise expressly specified below, in addition to whichever of the performance vesting requirements of subsection A or B of this Section 2 is applicable to a stated portion of the Performance Cash Units subject to this Award, the right of the Participant to receive payment of any portion of this Award shall become vested only if the Participant remains continuously employed by Company or any majority-owned subsidiary thereof from the date hereof until the earlier of (i) December 19, 2018 and (ii) the date that the Company files its Annual Report on Form 10-K for its fiscal year ended September 30, 2018 (such earlier date, the “Scheduled Vesting Date”), provided, however, that the Scheduled Vesting Date shall occur, if at all, during the 2018 calendar year. Notwithstanding the foregoing, if the Participant’s employment shall terminate prior to the Scheduled Vesting Date due to the Participant’s death or Disability, the Participant shall be deemed to have become vested in a pro-rated portion of the Performance Cash Units awarded hereunder, without regard to the achievement of the applicable performance conditions under Section 2.A or 2.B, determined by multiplying such Performance Cash Units by a fraction, the numerator of which is the number of days Participant’s service from the Grant Date through and including the date of termination, and the denominator of which is the number of days from the Grant Date through and including December 15, 2018. Except as otherwise provided in this Agreement, if the Participant does not remain continuously employed by Company or any majority-owned subsidiary thereof from the date hereof until the Scheduled Vesting Date, all of the Performance Cash Units subject to this Award shall be immediately forfeited for no consideration and the Participant’s rights with respect thereto shall cease upon termination of the Participant’s employment.

Section 3. Effect of a Change in Control. Notwithstanding the provisions of Section 2 hereof, this Section 3 shall apply to determine the vesting of the Performance Cash Units in the event of the occurrence of a Change in Control prior to the Scheduled Vesting Date. If, immediately following the occurrence of the Change in Control, the value of the Performance Cash Units is determined by reference to a class of stock that is publicly traded on an established U.S. securities market (a “Publicly Traded Stock”), including by reason of an adjustment pursuant to Section 5 or the assumption of this Award by the corporation surviving any merger or other corporate transaction or the publicly traded parent corporation thereof (the “Successor Corporation”), the performance conditions with respect to the NIBT Award Amount and the Stock Price Hurdle Amount shall be waived, and the Participant’s rights with respect to such portions of the Award shall become vested subject only to satisfaction of the service conditions specified in Section 2.C. hereof. In such circumstance, in addition to provisions specified in Section 2.C, the service conditions will be deemed satisfied in full upon any termination of the Participant’s employment (i) by the Company other than for Cause or (ii) by the Participant for Good Reason, in either case occurring on or after such a Change in Control. If the value of the Performance Cash Units is not determined by reference to a Publicly Traded Stock immediately following the occurrence of the Change in Control, whether because the Successor Corporation does not have Publicly Traded Stock or determines not to assume this Award, the Performance Cash Units subject to this Award shall vest in full upon the occurrence of such Change in Control. Any Performance Cash Units that become vested pursuant to this Section 3 shall be payable in accordance with Section 4 hereof. Notwithstanding the foregoing, in any circumstance or transaction in which compensation payable pursuant to this Agreement would be subject to the income tax under Section 409A (as defined below) if the Plan’s definition of “Change in Control” were to apply, but would not be so subject if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), then “Change in Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the income tax under Section 409A, a transaction or circumstance that satisfies the requirements of both (1) a Change in Control as defined in the Plan, and (2) a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5).

For purposes of this Section 3 of this Agreement,

“Cause” means (i) the Participant’s gross negligence in the performance or intentional nonperformance of any of the Participant’s material duties and responsibilities to the Company or any of its affiliates; (ii) the Participant’s dishonesty, theft, embezzlement or fraud with respect to the business, property, reputation or affairs of the Company or any of its affiliates, (iii) the Participant’s conviction of, or a plea of other than not guilty to, a felony or a misdemeanor involving moral turpitude; (iv) the Participant’s confirmed drug or alcohol abuse that materially affects the Participant’s service or violates the Company’s drug or alcohol abuse policy; (v) the Participant’s violation of a material Company personnel or similar policy, such policy having been made available to the Participant; or (vi) the Participant’s having committed any material violation of any federal or state law regulating securities (without having relied on the advice of the Company’s attorney) or having been the subject of any final order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud, including, without limitation, any such order consented to by the Participant in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

“Good Reason” shall mean the Participant’s termination of employment due to, and within thirty (30) days following, the occurrence of any of the following without the Participant’s written consent: (i) a material reduction in the Participant’s duties and responsibilities; (ii) a material reduction in the Participant’s annual rate of base cash compensation; or (iii) a change in the location of the Participant’s principal place of employment to a location more than 50 miles from that in effect immediately prior to the Change in Control. Notwithstanding the foregoing, to effect a termination for Good Reason, the Participant must provide the Company with written notice of the events alleged to constitute Good Reason hereunder and may not terminate employment for Good Reason if the Company shall cure such conduct within 30 days of receiving such written notice from the Participant.

Section 4. Payment of Award. Subject to the Participant’s continuous employment with the Company from the Grant Date through the applicable Payment Event (as defined below), payment in respect of Performance Cash Units that become payable pursuant to this Agreement shall be made within 30 days following the earliest to occur of: (i) the Scheduled Vesting Date, (ii) termination of Participant’s employment due to his death, (iii) termination of Participant’s employment due to his Disability, (iv) termination of Participant’s employment by the Company without Cause or by the Participant for Good Reason, in either case following a Change in Control after which the value of the Performance Cash Units is determined by reference to a class of publicly-traded stock, or (iv) a Change in Control after which the value of the Performance Cash Units is not determined by reference to a class of publicly-traded stock (each of (i) through (iv), a “Payment Event”). The Company shall settle all Performance Cash Units that become payable hereunder in cash. Any payment made in settlement of Performance Cash Units shall be subject to any and all applicable tax withholding requirements the Company, which may be effected from any shares issuable in respect thereof by withholding therefrom the greatest number of whole shares having a Fair Market Value not in excess of the lesser of (i) the taxes payable in respect of the amount payable under this Section 4 and (ii) the maximum amount that may be withheld from such payment without the Company having to apply liability accounting for financial accounting purposes. All Performance Cash Units that do not become payable upon the occurrence of the first Payment Event shall be immediately forfeited for no consideration and the Participant’s rights with respect thereto shall cease as of such Payment Event.

Section 5. Adjustments for Corporate Transactions. In the event that there shall occur any Recapitalization, then, to the extent applicable, (i) the number of (and, if applicable, securities related to) the Performance Cash Units and (ii) the Stock Price Hurdles shall be adjusted by the Committee in such manner as the Committee determines is necessary or appropriate to prevent any enhancement or diminution of the Participant’s rights and opportunities hereunder. To the extent applicable and to the extent that the Performance Cash Units awarded herein shall be deemed to relate to a different number of shares of Stock or different securities as a result of any such adjustment, such additional number of shares or other securities shall be subject to the restrictions of the Plan and this Agreement and the vesting conditions specified herein.

Section 6. Golden Parachute Excise Tax. Notwithstanding anything in this Agreement to the contrary, if the Participant is a “disqualified individual” (as defined in section 280G(c) of the Code), and the payments and benefits to be provided to the Participant under this Agreement, together with any other payments and benefits to which the Participant has the right to receive from the Company or any other person, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code) (collectively, “Participant’s Parachute Payment”), then the Participant’s Parachute Payments (a) shall be reduced (but not below zero) so that the present value of such total amounts and benefits received by the Participant will be $1.00 less than three times the Participant’s “base amount” (as defined in section 280G(b)(3) of the Code), so that no portion of the amounts to be received will be subject to the excise tax imposed by section 4999 of the Code or (b) shall be paid in full, whichever of (a) and (b) produces the better “net after-tax” benefit to the Participant (taking into account all applicable taxes, including any excise tax imposed under section 4999 of the Code). To the extent that the Participant is party to any arrangement with the Company that provides for the payment of cash severance benefits, the benefits payable thereunder shall be reduced (but not below zero) in accordance with the provisions of such arrangement prior to any reduction in the benefits payable hereunder. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith.

Section 7. Restrictions on Transfer. Neither this Award nor any Performance Cash Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the Performance Cash Units as provided herein.

Section 8. No Shareholder Rights. The Performance Cash Units granted pursuant to this Award, whether or not vested, will not confer upon the Participant any rights as a shareholder, including, without limitation, the right to receive or to be credited with any dividends or dividend equivalents or to vote any shares of Stock, unless and until the Award is paid in shares of Stock in accordance with the terms hereof. Nothing in this Section 8 shall be construed to override the right of a Participant to have the number of Performance Cash Units adjusted, to the extent applicable, in accordance with the provisions of Section 5 hereof.

Section 9. Award Subject to Plan. This Performance Cash Unit Award is subject to the terms of the Plan, the terms and provisions of which are hereby incorporated by reference. Unless otherwise expressly provided herein, noting in this Agreement shall be construed to limit any authority afforded to the Committee pursuant to the terms of the Plan. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.

Section 10. No Right of Employment. Nothing in this Agreement shall confer upon the Participant any right to continue as an employee of or other service provider to the Company or any of its subsidiaries, nor interfere in any way with the right of Company or any such subsidiary to terminate the Participant’s employment or other service at any time or to change the terms and conditions of such employment or other service.

Section 11. No Guarantee of Tax Consequences. None of the Board, the Committee, the Company or any affiliate of any of the foregoing makes any commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to the Participant (or to any person claiming through or on behalf of the Participant) and shall have no liability or responsibility with respect to taxes (and penalties and interest thereon) imposed on the Participant (or on any person claiming through or on behalf of the Participant) as a result of this Agreement.

Section 12. Section 409A. Notwithstanding the other provisions hereof, this Agreement is intended to comply with or otherwise be exempt from the requirements of Section 409A of the Code and the regulations and administrative guidance promulgated thereunder (“Section 409A”), to the extent applicable, and this Agreement shall be interpreted to avoid any taxes or penalty sanctions under Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with or otherwise be exempt from Section 409A. No interest will be payable with respect to any amount paid within a time period permitted by, or delayed because of, Section 409A. All payments to be made upon a termination of the Participant’s employment under this Agreement that constitute deferred compensation for purposes of Section 409A may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. Any amount payable to the Participant pursuant to this Agreement during the six (6) month period immediately following the date of the Participant’s termination of employment that is not otherwise exempt from Section 409A, then such amount shall hereinafter be referred to as the “Excess Amount.” If at the time of the Participant’s separation from service, the Company’s (or any entity required to be aggregated with the Company under Section 409A) stock is publicly-traded on an established securities market or otherwise and the Participant is a “specified employee” (as defined in Section 409A), then the Company shall postpone the commencement of the payment of Excess Amount for six (6) months following the date of the Participant’s termination of employment. The delayed Excess Amount shall be paid in a lump sum to the Participant on the Company’s first normal payroll date following the date that is six (6) months following the date of the Participant’s termination of employment. If the Participant dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of Section 409A, such Excess Amount shall be paid to the Participant’s estate within sixty (60) days after the Participant’s death.

Section 13. Clawback. Notwithstanding any other provisions in the Plan or this Agreement, any compensation payable pursuant to this Agreement that is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Section 14. Data Privacy. The Participant expressly authorizes and consents to the collection, possession, use, retention and transfer of personal data of the Participant, whether in electronic or other form, by and among Company, its Affiliates, third-party administrator(s) and other possible recipients, in each case for the exclusive purpose of implementing, administering, facilitating and/or managing the Participant’s Awards under, and participation in, the Plan. Such personal data may include, without limitation, the Participant’s name, home address and telephone number, date of birth, Social Security Number, social insurance number or other identification number, salary, nationality, job title and other job-related information, tax information, the number of Company shares held or sold by the Participant, and the details of all Awards (including any information contained in this Award and all Award-related materials) granted to the Participant, whether exercised, unexercised, vested, unvested, cancelled or outstanding.

Section 15. Entire Agreement. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

Section 16. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant’s, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be join herein and be bound by the terms hereof.

Section 17. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

Section 18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

Section 19 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

* * * *

By signing below, the Participant accepts this Award, and acknowledges and agrees that this Award is granted under and governed by the terms and conditions of the Plan and this Agreement.

PARTICIPANT:	IES HOLDINGS, INC.

/s/ Thomas E. Santoni	By:	/s/ Gail D. Makode

Name: Thomas E. Santoni	Name:	Gail D. Makode
	Title:	SVP, General Counsel & Corporate Secretary

Annex I

I.	Determination of Percentage of NIBT Award Amount Vested

Cumulative NIBT	Percentage of NIBT Award Amount Vested
Less than $70,000,000	0%
$70,000,000	33 1/3%
$73,000,000	66 2/3%
$76,000,000	100%

For achievement of Cumulative NIBT between any of the stated performance thresholds, the percentage of the NIBT Award Amount that shall become vested shall be determined by mathematical interpolation between such thresholds (e.g., at Cumulative NIBT of $71,500,000, 50% of the NIBT Award Amount will be vested).

To illustrate the operation of the above table, if the total number of Performance Cash Units subject to the Award is 6,000 Performance Cash Units, the NIBT Award Amount would be equal to 4,500 Performance Cash Units. If Cumulative NIBT was exactly $70,000,000, the Participant would vest in 1,500 Performance Cash Units (4,500 X 33 1/3%), which would mean that the recipient would receive 1,500 multiplied by $20 or $30,000 (assuming that the applicable service condition is also satisfied) and 3,000 Performance Cash Units constituting part of the NIBT Award Amount would not become vested or payable.

II.	Determination of Percentage of Stock Price Hurdle Amount Vested

Highest Average Stock Price During the Measurement Period	Percentage of Stock Price Hurdle Amount Vested
Less than $20.00	0%
$20.00 or greater	100%